UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): February 25, 2008

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements with Executives

Employment Agreements. On February 25, 2008, upon the recommendation of the Compensation Committee of the Board of Directors of HearUSA, Inc. (the “Company”), the Board approved new employment agreements with Stephen J. Hansbrough, chairman, president and chief executive officer, and Gino Chouinard, executive vice president and chief financial officer. The new agreements replace employment agreements entered into with the executives as of August 31, 2005. Under the 2005 agreements, Mr. Hansbrough’s contract term extended to 2010 and automatically renewed for successive five-year terms and Mr. Chouinard’s contract term extended to 2008 and automatically renewed for successive three-year terms.

Pursuant to the new agreements, each of the executives will be employed for a three-year term, renewable for successive one-year terms unless notice of non-renewal is given. The agreements provide for annual base compensation (for Mr. Hansbrough in the amount of $420,000 and for Mr. Chouinard in the amount of $310,000), participation in the Company’s current employee benefit plans and, at the discretion of the Board of Directors, in equity compensation plans and cash incentive plans. In the event Mr. Hansbrough is terminated without cause prior to the end of the term, or if the Company declines to renew the agreement at the end of the term, Mr. Hansbrough is entitled to severance of two times base salary plus cash bonus for the year, continuation of health and life insurance benefits for 24 months, acceleration by 12 months of unvested options and extension of post-termination option exercise periods of such vested options. In the event Mr. Chouinard is terminated without cause prior to the end of the term, or if the Company declines to renew the agreement at the end of the term, Mr. Chouinard is entitled to severance of 1.5 times base salary plus cash bonus for the year, continuation of health and life insurance benefits for 18 months, acceleration by 12 months of unvested options and extension of post-termination option exercise periods of such vested options.

In the event of a change in control (as defined in the agreements) and the termination of Mr. Hansbrough without cause or his resignation with good reason (as defined in the agreement), Mr. Hansbrough would be entitled to receive three times his base salary plus bonus for the year, continuation of health and life insurance benefits for a period of 36 months, acceleration of vesting of all unvested options and extension of the exercise period, and immediate vesting of all performance-based restricted stock or stock units grants. In the event of a change in control (as defined in the agreements) and the termination of Mr. Chouinard without cause or his resignation with good reason (as defined in the agreement), Mr. Chouinard would be entitled to receive two times his base salary plus bonus for the year, continuation of health and life insurance benefits for a period of 24 months, acceleration of vesting of all unvested options and extension of the exercise period, and immediate vesting of all performance-based restricted stock or stock units grants. The executives have each agreed, during the term of their employment and for a period of time following their termination, to specified non-compete provisions.

In connection with the entry into the new contracts and termination of the existing employment agreements, the Compensation Committee granted to Mr. Hansbrough 91,000 time-vesting restricted stock units and to Mr. Chouinard 45,500 time-vesting restricted stock units. The RSUs were granted pursuant to the Company’s stockholder-approved equity compensation plans and vest ratably over three years commencing in February 2009 (one-third in February 2009, one-third in February 2010 and one-third in February 2011).

Adoption of 2008 Long-Term Incentive Compensation Program. On February 25, 2008, the Compensation Committee adopted a long-term incentive compensation program for Messrs. Hansbrough and Chouinard pursuant to the Company’s 2007 Incentive Compensation Plan (the “Plan”). Under the Program, and consistent with the objectives of the Plan, the executives will receive restricted stock units if certain performance goals are satisfied for the 2008 calendar year performance period.

The Compensation Committee established minimum, target and maximum performance goals for the executives related to revenues, adjusted net income and stock-related metrics for 2008. The minimum, target and maximum number of RSUs that may be earned by the executives are subject to the limitation in the Plan. Accordingly, the maximum to be earned by Mr. Hansbrough for 2008 is 209,000 RSUs and by Mr. Chouinard is 136,500 RSUs. The RSUs, once earned by achievement of the performance objectives, will then vest ratably over three years (one-third in February 2009, one-third in February 2010 and one-third in February 2011).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: February 29, 2008	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President & Chief Executive Officer